EXHIBIT 3.4


                       CODE OF BUSINESS CONDUCT AND ETHICS

                                       OF


                                 MEDIVISOR, INC.






























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                               TABLE OF CONTENTS


INTRODUCTION...................................................................1

CONFLICTS OF INTEREST..........................................................2

CORPORATE OPPORTUNITIES........................................................4

CONFIDENTIAL INFORMATION.......................................................5

COMPETITION AND FAIR DEALING...................................................5

PROTECTION AND USE OF COMPANY ASSETS...........................................6

COMPANY RECORDS................................................................7

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS..................7

COMPLIANCE WITH LAWS AND REGULATIONS...........................................7

COMPLIANCE WITH INSIDER TRADING LAWS................ERROR! BOOKMARK NOT DEFINED.

PUBLIC COMMUNICATIONS AND REGULATION FD........................................8

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS
INTERNATIONALLY................................................................8

EMPLOYMENT PRACTICES...........................................................9

CONCLUSION....................................................................10


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INTRODUCTION

PURPOSE

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code should be considered to be a minimum standard. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers, employees and agents, whether they work for the Company on a full or part-time basis. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our principal executive office, our principal financial officer, our principal accounting officer and our controller as our "principal officers."

SEEKING HELP AND INFORMATION

This Code is not intended to be a comprehensive rule book and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

o Is it legal?
o Is it honest and fair?
o Is it in the best interests of the Company?
o How does this make me feel about myself and the Company?
o Would I feel comfortable if an account of my actions was published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's high ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company's General Counsel (Diane D. Dalmy, Attorney at Law (303.985-9324).

REPORTING VIOLATIONS OF THE CODE

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees. As noted in the immediately following section of this Code, all such reports shall be subject to confidentiality principles.

If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the General Counsel, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the General Counsel directly. The General Counsel will work directly with you to investigate your concern. You may also report known or suspected violations of the Code on the toll-free hotline mentioned above; as previously stated above, you may remain anonymous and will


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not be  required  to reveal  your  identity  in calls to the  hotline,  although providing your identity may assist the Company in investigating your concern.

It is the Company's policy that any employee who violates this Code will be subject to appropriate discipline, including potential termination of employment, determined by the Board of Directors based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Any employee who fails to report known or suspected violations by another employee may also be subject to appropriate discipline. Furthermore, employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties in such situations, not to mention damage to the Company's reputation and standing in the community. In short, your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

CONFIDENTIALITY AND POLICY AGAINST RETALIATION

All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. Your supervisor, the Legal Department and the Company will protect your confidentiality to the extent possible consistent with law and the Company's need to investigate your concern. The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

Waivers of this Code will be granted on a case-by-case basis, shall be limited in scope, and may be granted only when such waivers are in the best interests of the Company. Any such waiver shall automatically be revoked and deemed nullified in the event that any applicable law, regulation, rule or other governmental ordinance prohibits the conduct or condition, which results from such waiver. Waivers of this Code for employees may be made only by an executive officer of the Company at the request and with the concurrence of the General Counsel. Any waiver of this Code for our directors, executive officers or other principal officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CONFLICTS OF INTEREST

IDENTIFYING CONFLICTS OF INTEREST

A conflict of interest occurs when an employee's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. Conflicts of interest also arise when a director, an officer, or a member of his or her immediate family received improper personal benefits as a result of his or her position as a director or officers of the Company. For guidance, the New York Stock Exchange Rule 303A(2)(b) defines "immediate family" to include a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who share such person's home. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively. It is difficult to list all of the ways in which a conflict of interest may arise.


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This Code does not attempt to describe all possible  conflicts of interest which could develop. Some of the more common conflicts from which directors and officers must refrain, however, are set out below.

o OUTSIDE EMPLOYMENT. No employee may be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

o IMPROPER PERSONAL BENEFITS. No employee may obtain improper personal benefits or favors because of his or her position with the Company. Please see "Gratuities, Gifts, Free Meals" below for additional guidelines in this area.

o Compensation from non-Company sources. Directors and officer may not accept compensation (in any form) for services performed for the Company from any source other than the Company unless approved by the Board of Directors or a committee approved by the Board of Directors..

o FINANCIAL INTERESTS. No employee may have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A "significant financial interest" means (i) ownership of 10% or more of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

o LOANS OR OTHER FINANCIAL TRANSACTIONS. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

o SERVICE ON BOARDS AND COMMITTEES. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the General Counsel before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

o Personal use of Company assets. Directors and officers may not use Company's assets, labor or information for personal use, unless approved by the Board of Directors or as part of a compensation or expense reimbursement program available to directors or officers.

For purposes of this Code, a company is a "material" customer if the company has made payments to the Company in the past year in excess of 5% of the Company's gross revenues. A company is a "material" supplier if the company has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier's gross revenues, whichever is greater. A company is a "material" competitor if the company operates a membership warehouse club, discount store or hypermarket within a geographic market served by one or more of the Company's or its licensees' membership warehouse clubs. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the General Counsel for assistance.


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DISCLOSURE OF CONFLICTS OF INTEREST

The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your supervisor or the General Counsel. While such situations are not automatically prohibited, they are not desirable and may only be waived by an executive officer of the Company at the request and with the concurrence of the General Counsel. Conflicts of interest of our directors, executive officers or other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

FAMILY MEMBERS AND WORK

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee's objectivity in making decisions on behalf of the Company. For example, it is a conflict of interest if a family member is employed by, or has a significant financial interest in, a company that is a material customer, supplier or competitor of the Company. It is also a conflict of interest if a family member obtains loans or guarantees of personal obligations from, or enters into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. Similarly, receipt of improper personal benefits or favors by family members creates a conflict of interest. Employees should not supervise a family member and employees are otherwise prohibited from participating in decisions concerning the employment, salary or job status of a family member.

Employees should report to a supervisor any situation involving family members that reasonably could be expected to give rise to a conflict of interest. Your supervisor will contact the General Counsel to discuss appropriate measures, if any, that should be taken to mitigate the potential conflict of interest. If a member of your family is an employee of, or has a significant financial interest in, a company that is a material customer, supplier or competitor of the Company, you will be prohibited from participating in business decisions with respect to such company. It is also inappropriate for you to discuss the Company's confidential information with members of your family that have such conflicting interests. For purposes of this Code, "family members" or "members of your family" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to put the interests of the Company ahead of your personal interests and to advance the Company's interests when the opportunity to do so arises. If you discover a business opportunity through the use of corporate property, information or position that is in the Company's line of business, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position for personal gain, and no employee may compete with the Company either directly or indirectly.

The Company requires that you fully disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, which must be authorized by an executive officer of the Company with the concurrence of the General Counsel, you may pursue the business opportunity on the same terms and conditions offered to the Company and


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consistent  with the other ethical  guidelines set forth in this Code.  Business opportunities available to directors, executive officers and other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. Employees have a duty to safeguard all confidential information, except when disclosure is authorized or legally mandated. An employee's obligation to protect confidential information continues after an employee leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company and could result in legal liability to you and the Company.

When discussing or in possession of confidential information, employees should always be aware of their surroundings. Employees should not discuss Company business in the presence of employees or others who do not have a right or need to know. Employees should be particularly careful in public places, including restaurants, airplanes, commuter trains and public pay phones. In appropriate circumstances, your supervisor or other appropriate Company personnel may authorize disclosure of confidential information. Authorized persons should only handle any outside requests for Company information. Please refer to the section of this Code entitled Public Communications and Regulation FD. Any question or concern regarding whether disclosure of Company information is legally mandated should be promptly referred to the Legal Department.

As a result of the Company's business relationships with customers, suppliers and others, Company employees may also have access to and be entrusted with confidential information of other companies. In these cases, other companies' confidential information must be afforded the same protection as the Company's confidential information.

COMPETITION AND FAIR DEALING

The Company competes vigorously but fairly. All employees are obligated to deal fairly with the Company's customers, suppliers and competitors. Employees will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.

RELATIONSHIPS WITH CUSTOMERS

Our business success depends upon our ability to foster lasting customer relationships. Trust is the cornerstone of these relationships. To build trust, the Company is committed to dealing with customers fairly, honestly and with integrity. In this regard, information we supply to customers should be current, accurate, and complete to the best of our knowledge. Employees should never deliberately misrepresent information to customers.

RELATIONSHIPS WITH SUPPLIERS

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation. Employees dealing with suppliers must carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier's products and prices.

GRATUITIES, GIFTS, FREE MEALS

Employees of the Company are generally prohibited from accepting gifts, free meals and other gratuities from vendors, suppliers or other third parties. Please refer to the Policy regarding gratuities, gifts and free meals as set forth in the Company's Employee Handbook, a copy of said Policy being attached as Exhibit "B".

RELATIONSHIPS WITH COMPETITORS

The Company is committed to free and open competition in the marketplace and throughout all business dealings. Employees must avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. This includes misappropriation and/or misuse of a competitor's confidential information, tampering with a competitor's products or making false statements about the competitor's business and business practices.

PROTECTION AND USE OF COMPANY ASSETS

All employees should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company's assets, each employee should:

o Exercise reasonable care to prevent theft, damage or misuse of Company property.

o Promptly report the actual or suspected theft, damage or misuse of Company property to a supervisor.

o Use the Company's voicemail, other electronic communication services or written materials for business-related purposes only and in a manner that does not reflect negatively on the Company or its customers.

o Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

o Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems or by written media. Employees and other users of this property have no expectation of privacy with respect to these communications and data.


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To the extent  permitted by law,  the Company has the ability,  and reserves the
right,   to  monitor  all  electronic  and   telephonic   communication.   These
communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public. In addition, our records are the source of essential data that guides business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never a reason to make false or misleading entries. In addition, undisclosed or unrecorded funds, payments or receipts are strictly prohibited. Ask your supervisor or the General Counsel if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

We are a public company and are required to report our financial results and a great deal of financial and other information about our business to the public and the Securities and Exchange Commission. We are also subject to various securities laws and regulations. It is our policy to promptly disclose accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability.

Employees should be on guard for, and promptly report, evidence of improper financial reporting. Examples of suspicious activities that should be reported include:

o Financial results that seem inconsistent with the performance of underlying business transactions;

o Inaccurate Company records, such as overstated expense reports, or erroneous time sheets or invoices;

o Transactions that do not seem to have a good business purpose; and

o Requests to circumvent ordinary review and approval procedures.

The Company's senior financial officers and other employees working in the Finance/Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. Such employees must understand and strictly comply with generally accepted accounting principles as adopted by the Company and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS


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Each employee has an  obligation  to comply with the laws of the cities,  states and countries in which the Company operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to the Company. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading,
illegal  political  contributions,   antitrust  prohibitions,   foreign  corrupt
practices,  offering or receiving gratuities,  environmental hazards, employment
discrimination  or  harassment,   occupational  health  and  safety,   false  or
misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful,
you  should  seek  advice   immediately  from  your  supervisor  and  the  Legal
Department.

PUBLIC COMMUNICATIONS AND REGULATION FD

PUBLIC COMMUNICATIONS GENERALLY

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. It is our policy to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company's Chief Financial Officer, who will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

COMPLIANCE WITH REGULATION FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for "fair disclosure"). The Company has previously issued and distributed its Guidelines for Corporate Disclosure, to help ensure compliance with Regulation FD. A copy of the Guidelines for Corporate Disclosure is attached as Exhibit "D".

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS INTERNATIONALLY

The Foreign Corrupt Practices Act, broadly stated, prohibits the payment of bribes, kickbacks or other inducements to foreign officials. Please refer to the section of the Company's Employee Handbook entitled Compliance With Foreign Corrupt Practices Act, a copy of which is attached as Exhibit "E".

Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with such applicable laws. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. Questions and requests for assistance should be directed to the Legal Department.


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HEALTH AND SAFETY

Numerous laws and regulations cover employee health and safety. The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to the President of the Company.

EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Additional information is available from the President. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the General Counsel if you have any questions about the laws, regulations and policies that apply to you.

HARASSMENT AND DISCRIMINATION

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to the President. All complaints will be treated with sensitivity and discretion. The President and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the President immediately.


ALCOHOL AND DRUGS

The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company.


                                      -9-


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Likewise,  you are  prohibited  from  reporting  for work,  or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

VIOLENCE PREVENTION AND WEAPONS

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company's property or affects the Company's business must immediately report the situation to the President.

The Company does not permit any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.


CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the General Counsel. We expect all of Company employees, regardless of their level or location, to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including possibly termination of employment.


                                      -10-


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